Exhibit 99.1

For further information:

Jude Beres

Chief Financial Officer

JBeres@UniversalLogistics.com

(586) 920-0100

Universal Logistics Holdings, Inc. Reports Second Quarter 2016 Financial Results

Warren, MI – July 28, 2016 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported second quarter 2016 net income of $9.0 million, or $0.32 per basic and diluted share, on total operating revenues of $276.8 million.  This compares to $13.3 million, or $0.44 per basic and diluted share, during second quarter 2015 on total operating revenues of $295.0 million.

Operating revenues from transportation services decreased $17.4 million, including a decline of $5.9 million in separately-identified fuel surcharges, to $162.7 million for the quarter ended July 2, 2016.  This compares to $180.1 million for the same period last year. The reduction in transportation services also reflects a 9.9% year-over-year decrease in operating revenue per load, excluding fuel surcharges.  The declines in transportation services were however partly offset by a 1.5% increase in the number of loads hauled.  During the quarter ended July 2, 2016, Universal hauled 158,283 transportation services loads compared to 155,874 during the same period last year.

Value-added services revenue was positively impacted by new business awarded in the second half of 2015.  Overall, value-added services increased $3.1 million to $78.2 million in the second quarter of 2016, compared to $75.1 million in the same period last year.  The increase however was partially offset by a decline in value-added services supporting the heavy-truck market, where operating revenues decreased by $7.4 million.  Revenues from intermodal services declined by $3.9 million to $35.9 million in the second quarter of 2016 from $39.8 million during the same period last year.  The decline in intermodal services revenues reflects a $3.0 million decrease in revenues recognized on intermodal drayage services, of which $2.2 million was attributable to a decrease in fuel surcharges.  The average operating revenue per load, excluding fuel surcharges, decreased by 3.0% during the second quarter of 2016, while the number of intermodal loads hauled increased modestly by 0.5% compared to the same period last year.

Consolidated income from operations decreased $6.1 million to $16.8 million, compared to $22.9 million in second quarter 2015, and EBITDA decreased 18.6% to $25.9 million in second quarter 2016, compared to $31.8 million in the same period last year.  As a percentage of total operating revenues, operating income and EBITDA margins for the second quarter 2016 were 6.1% and 9.4%, respectively.  These profitability metrics compare to 7.8% and 10.8%, respectively, in second quarter 2015.

A decline of $19.4 million in operating revenues in Universal’s transportation segment in the second quarter of 2016 led to a decrease in income from operations to $6.9 million, compared to $9.2 million one year ago.  Income from operations in Universal’s logistics segment, which includes value-added and dedicated transportation services, decreased $2.1 million to $10.6 million in the second quarter 2016, from $12.7 million in the same period last year.

“We’ve seen some positive momentum this quarter,” commented Jeff Rogers, Universal’s Chief Executive Officer.  “In this challenging freight market, both our transportation and intermodal services performed well in terms of load volumes. Our value-added businesses, excluding where we support the heavy-truck market, are also delivering solid results.  However, the impact on pricing from the weak freight environment continues to negatively impact overall operating revenues and income.  Despite these challenges, we continue to focus on providing great customer service, managing the costs we can control and preparing to deliver positive results when the overall freight market recovers.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of July 2, 2016, Universal held cash and cash equivalents totaling $4.0 million and marketable securities totaling $14.3 million.  Outstanding debt, net of debt issue costs, totaled $228.7 million and capital expenditures totaled $10.0 million in the second quarter 2016.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock.  The dividend is payable to shareholders of record at the close of business on August 8, 2016 and is expected to be paid on August 18, 2016.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.  During the call, Jeff Rogers, Chief Executive Officer,  Jude Beres, Chief Financial Officer, and Steven Fitzpatrick, Vice President of Finance and Investor Relations, will discuss Universal’s second quarter 2016 financial performance, the demand outlook in our key markets and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM EDT
Date:	Friday, July 29, 2016
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	42833399

A replay of the conference call will be available beginning two hours after the call through August 25, 2016, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 42833399. The call will also be available on investors.goutsi.com.

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015
Operating revenues:
Transportation services	$162,724	$180,150	$312,648	$340,554
Value-added services	78,206	75,105	153,760	145,323
Intermodal services	35,883	39,752	70,799	72,691
Total operating revenues	276,813	295,007	537,207	558,568

Operating expenses:
Purchased transportation and equipment rent	132,012	149,085	253,677	281,165
Direct personnel and related benefits	65,348	53,748	129,358	105,258
Commission expense	8,379	9,543	16,451	18,361
Operating expense (exclusive of items shown separately)	23,566	29,096	47,492	56,141
Occupancy expense	7,974	6,607	15,697	13,434
Selling, general and administrative	9,139	9,266	17,489	18,272
Insurance and claims	4,486	5,875	8,658	10,045
Depreciation and amortization	9,135	8,867	17,681	17,905
Total operating expenses	260,039	272,087	506,503	520,581
Income from operations	16,774	22,920	30,704	37,987
Interest expense, net	(2,115)	(1,901)	(4,078)	(3,743)
Other non-operating income	112	565	250	672
Income before provision for income taxes	14,771	21,584	26,876	34,916
Provision for income taxes	5,724	8,300	10,352	13,468
Net income	$9,047	$13,284	$16,524	$21,448

Earnings per common share:
Basic	$0.32	$0.44	$0.58	$0.72
Diluted	$0.32	$0.44	$0.58	$0.72

Weighted average number of common shares outstanding:
Basic	28,414	29,979	28,408	29,985
Diluted	28,414	29,980	28,408	29,990

Dividends declared per common share:	$0.07	$0.07	$0.14	$0.14

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	July 2, 2016	December 31, 2015
Assets
Cash and cash equivalents	$4,020	$12,930
Marketable securities	14,254	13,431
Accounts receivable - net	146,795	141,275
Other current assets	36,888	35,204
Total current assets	201,957	202,840
Property and equipment - net	207,707	177,189
Other long-term assets - net	127,329	129,470
Total assets	$536,993	$509,499

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$115,525	$91,700
Debt - net	228,739	233,414
Capital lease obligations	245	1,981
Other long-term liabilities	49,101	51,323
Total liabilities	393,610	378,418
Total shareholders' equity	143,383	131,081
Total liabilities and shareholders' equity	$536,993	$509,499

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015
Transportation Services:
Average operating revenues per loaded mile (a)	$2.41	$2.71	$2.38	$2.70
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.26	$2.47	$2.24	$2.45
Average operating revenues per load (a)	$903	$1,034	$899	$1,015
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$848	$941	$846	$923
Average length of haul (a) (b)	375	381	378	376
Number of loads (a)	158,283	155,874	306,637	302,685

Value-Added Services:
Number of facilities (c)
Customer provided	17	17	17	17
Company leased	34	31	34	31
Total	51	48	51	48

Intermodal Services:
Drayage (in thousands)	$33,499	$36,513	$65,780	$66,136
Domestic Intermodal (in thousands)	401	441	852	1,250
Depot (in thousands)	1,983	2,798	4,167	5,305
Total (in thousands)	$35,883	$39,752	$70,799	$72,691

Average operating revenues per loaded mile	$5.74	$5.68	$5.39	$5.41
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable	$5.17	$4.82	$4.83	$4.51
Average operating revenues per load	$391	$428	$393	$414
Average operating revenues per load, excluding fuel surcharges, where separately identifiable	$352	$363	$353	$346
Number of loads	85,701	85,250	167,196	159,566
Number of container yards	11	10	11	10

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.

(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes storage yards, terminals and office facilities.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015
Average Headcount:
Employees	5,336	4,474	5,254	4,389
Full time equivalents	2,049	1,510	1,955	1,447
Total	7,385	5,984	7,209	5,836

Average number of tractors:
Provided by owner-operators	3,166	3,303	3,172	3,282
Owned	1,189	839	1,151	841
Third party lease	14	24	25	30
Total	4,369	4,166	4,348	4,153

Operating Revenues by Segment:
Transportation	$169,286	$188,724	$326,832	$355,957
Logistics	107,229	106,181	209,786	202,412
Other	298	102	589	199
	$276,813	$295,007	$537,207	$558,568

Income from Operations by Segment:
Transportation	$6,919	$9,166	$12,807	$15,516
Logistics	10,609	12,725	19,158	21,498
Other	(754)	1,029	(1,261)	973
	$16,774	$22,920	$30,704	$37,987

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015
	( in thousands)		( in thousands)
EBITDA
Net income	$9,047	$13,284	$16,524	$21,448
Provision for income taxes	5,724	8,300	10,352	13,468
Interest expense, net	2,115	1,901	4,078	3,743
Depreciation and amortization	9,135	8,867	17,681	17,905
Other non-operating income	(112)	(565)	(250)	(672)
EBITDA	$25,909	$31,787	$48,385	$55,892

EBITDA margin (a)	9.4%	10.8%	9.0%	10.0%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.